CORTLAND TRUST, INC.
                             ARTICLES SUPPLEMENTARY


     Cortland Trust, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The total number of shares of capital stock which the Corporation shall have authority to issue is 11,000,000,000 shares of Common Stock of the par value of $.001 each, of which: (i) 8,000,000,000 shares are classified as "Cortland General Money Market Fund Shares," a series of the Corporation, including 4,000,000,000 shares which are classified as Advantage Primary Liquidity Fund Shares, 500,000,000 shares which are classified as Short Term Fund General Shares, 500,000,000 shares which are classified as Short Term Fund Premiere Shares, 1,000,000,000 shares which are classified as money market Xpress fund Shares, and 100,000,000 shares which are classified as Pilgrim General Money Market Fund Shares, each a class of the Cortland General Money Market Fund; (ii) 1,000,000,000 shares are classified as "U.S. Government Fund Shares," a series of the Corporation, including 500,000,000 shares which are classified as Advantage Government Liquidity Fund Shares, a class of the U.S. Government Fund; (iii) 1,000,000,000 shares are classified as "Municipal Money Market Fund Shares," a series of the Corporation, including 500,000,000 shares which are classified as Advantage Municipal Liquidity Fund Shares, a class of the Municipal Money Market Fund; and (iv) 1,000,000,000 shares are unclassified.

     SECOND: The stock of the Corporation has been reclassified by the Board of Directors, as provided in these Articles Supplementary, under the authority contained in the Corporation's Charter.

     The President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, Cortland Trust, Inc. has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary as of June 10, 2004.

ATTEST                                               CORTLAND TRUST, INC.

/s/ Rosanne Holtzer                     By: /s/ Steven W. Duff
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 Rosanne Holtzer                                Steven W. Duff
 Secretary                                      President